Exhibit 10.3

March 27, 2007

Andrew H. Parnes

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Dear Andy:

This letter will serve to confirm your compensation plan for calendar year 2007 (the “Period”) as Executive Vice President-Finance of Standard Pacific Corp. (the “Company”), which is as follows:

1.	Base Salary. Your base salary will be $525,000 annually, payable semi-monthly.

2.	Incentive Bonus. In addition to your base salary, subject to the conditions and limitations set forth below, you will receive an incentive bonus for the Period under our 2005 Stock Incentive Plan (the “Plan”) of up to $1,250,000 (the “Incentive Bonus”), based on the following criteria:

a)	Fifty percent of your Incentive Bonus will be based on the Company’s Ratio of Average Combined Total Homebuilding Debt to Average Total Capitalization (as such terms are defined in Schedule A) for the Period (“Debt to Cap Ratio”) as follows:

Debt to Cap Ratio	% of Award

b)	Fifty percent of your Incentive Bonus will be earned if the Company maintains compliance during 2007 with the Interest Coverage Ratio contained in Section 8.20 of that certain Revolving Credit Agreement, dated as of August 31, 2005, by and among the Company, Bank of America, N.A., and the other lenders thereto (as such agreement has been or may be amended from time to time); provided, that, the Company will be considered to have maintained compliance with the Interest Coverage Ratio if the ratio is amended, or compliance with the ratio is waived, prior to an Event of Default (as such term is defined in the Revolving Credit Agreement) and the Company maintains compliance with the covenant as amended or waived for the Period.

Mr. Andrew H. Parnes

March 27, 2007

3.	Discretionary Bonus. In addition, you will be eligible to receive a discretionary bonus based upon the CEO and Compensation Committee’s evaluation of the Company’s performance and your contribution in the following areas: (i) internal controls, (ii) investor relations, (iii) information technology, and (iv) the overall finance function. The payment and the amount of the Discretionary Bonus, if any, will at all times be at the sole discretion of the Compensation Committee of the Board of Directors of the Company.

4.	Timing of Incentive Bonus Payment. The Incentive Bonus will be paid in cash upon completion of the annual audit. Notwithstanding the foregoing, if your employment is terminated by the Company without cause prior to the end of the Period, any pro-rata portion of your Incentive Bonus payable in accordance with Section 5 below will be paid in cash no later than the later of: (i) twenty (20) days following the filing of the Company’s Form 10-Q for the last completed calendar quarter ending prior to the termination of your employment, and (ii) ten (10) days following termination of your employment.

5.	Impact of Termination of Employment. No Incentive Bonus for the Period will be paid if you terminate your employment prior to the end of the Period or if you are discharged by the Company for cause prior to the end of the Period. If you are discharged by the Company without cause during the Period, you will be paid a pro-rata portion of your Incentive Bonus based on the Company’s Debt to Cap Ratio and compliance with the Interest Coverage Covenant through the end of the last completed calendar quarter prior to the termination of your employment.

6.	Transfer of Incentive Compensation Prohibited. You may not transfer all or any portion of your Incentive Compensation prior to actual payment.

7.	Auto Allowance. You will receive an auto allowance of $500.00 monthly.

8.	Corporate Accounting Determinations Final. For purposes of all computations under this letter, the accounting records maintained by the Corporate accounting staff covering the Company’s activities, the application of all accounting principles and rules by the Corporate accounting staff and all determinations and calculations by the Corporate accounting staff will be conclusive and binding absent manifest error.

9.	At-Will Employment. Nothing herein shall modify your status as an at-will employee of the Company.

Mr. Andrew H. Parnes

March 27, 2007

10.	Entire Agreement. This letter states the entire understanding between you and the Company regarding your compensation for calendar year 2007 and supersedes and replaces all prior and contemporary oral and written agreements, understandings and discussions concerning your compensation for calendar year 2007.

Sincerely,

STANDARD PACIFIC CORP.	ACCEPTED BY:

Stephen J. Scarborough
Chairman and Chief Executive Officer	Andrew H. Parnes

SCHEDULE A

For purposes of calculating the Ratio of Average Combined Total Home Building Debt to Average Total Capitalization, the following terms shall have the following meanings:

1.	Combined Total Home Building Debt shall be defined as set forth in the Company’s Revolving Credit Facility with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, as in effect at the end of each calendar quarter, exclusive, however, of (i) undrawn Financial Letters of Credit, (ii) guarantees of funded debt, and (iii) Rate Hedging Obligations. This definition excludes: (a) indebtedness of the Company’s financial services segment, (b) indebtedness included in liabilities from inventory not owned, and (c) indebtedness of consolidated joint ventures in which the Company directly or indirectly holds less than an 80% ownership interest. Under this definition, the Company’s debt will also be reduced by the amount of cash and cash equivalents of the Company’s homebuilding and corporate segments included in the Company’s consolidated balance sheet in excess of $5 million.

2.	Total Capitalization shall mean: the sum of (x) Combined Total Home Building Debt, plus (y) total stockholders’ equity recorded on the Company’s consolidated balance sheet in accordance with generally accepted accounting principles; provided, however, that the impact of land and goodwill impairment charges and land deposit and pre-acquisition cost write-offs incurred during calendar year 2007 (including any of the foregoing incurred at a joint venture of the Company) will be excluded from the calculation of total stockholders’ equity for purposes of the calculation of Total Capitalization.

3.	Average Combined Total Home Building Debt shall mean: (i) the sum of Combined Total Home Building Debt at the beginning of the calendar year plus Combined Total Home Building Debt at the end of each calendar quarter during the calendar year (ii) divided by five.

4.	Average Total Capitalization shall mean: (i) the sum of Total Capitalization at the beginning of the calendar year plus the Total Capitalization at the end of each calendar quarter during the calendar year (ii) divided by five.